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                                  EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

EUPA International Corp.
Pasadena, California

We hereby consent to the use in the Annual Report on Form 10-KSB, filed pursuant to Section 13 or 15d of the Securities Exchange Act of 1934, of our report dated February 18, 2004 relating to the financial statements of EUPA International Corp., as of December 31, 2003.

/s/ Lichter, Weil and Associates
San Diego, California
April 14, 2004